Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-141117) and related prospectuses of Delphi Corporation for the registration of (a) 62,707,305 Rights to purchase its Common Stock and 62,707,305 shares of its Common Stock issuable upon the exercise of these rights and (b) 15,384,616 Warrants to purchase its Common Stock and 15,384,616 shares of its Common Stock issuable upon the exercise of these warrants and to the incorporation by reference therein of our reports dated February 14, 2008 with respect to the consolidated financial statements and schedule of Delphi Corporation as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007, and the effectiveness of internal control over financial reporting of Delphi Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Detroit, Michigan
March 10, 2008